UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 25, 2009 (March 19, 2009)
ALSERES PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826

(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation	File Number)	Identification No.)

239 South Street, Hopkinton, Massachusetts	01748

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (508) 497-2360

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 19, 2009, Alseres Pharmaceuticals, Inc. (“Alseres”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) to sell 20,000 shares of its Series F Convertible Preferred Stock, $0.01 par value per share (the “Series F Preferred Stock”), to Robert Gipson (the “Private Placement”). Alseres completed the Private Placement for gross proceeds of $500,000.
     The foregoing summary of the terms of the Securities Purchase Agreement is subject to, and qualified in its entirety by, the Securities Purchase Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities.
     On March 19, 2009, Alseres completed the sale of an aggregate of 20,000 shares of its Series F Preferred Stock, to Robert Gipson for gross proceeds of $500,000. The Series F Preferred Stock was offered and sold in the Private Placement to an accredited investor without registration under the Securities Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.
     The rights, preferences and privileges of the Series F Preferred Stock are described in the Certificate of Designations (as defined below). The information set forth below in Item 5.03 is hereby incorporated by reference into this Item 3.02.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On March 19, 2009, Alseres filed a Series F Certificate of Designations, Rights and Preferences (the “Certificate of Designations”) with the Secretary of State of the State of Delaware for the purpose of amending its Amended and Restated Certificate of Incorporation to establish the preferences, limitations, voting powers and relative rights of the Series F Preferred Stock. The Certificate of Designations became effective with the Delaware Secretary of State upon filing.
     The key terms of the Series F Preferred Stock are summarized below:
     Dividend. The Series F Preferred Stock is entitled to receive any dividend that is paid to holders of Alseres’ common stock, par value $0.01 per share (“Common Stock”). Any subdivisions, combinations, consolidations or reclassifications to the Common Stock must also be made accordingly to Series F Preferred Stock, respectively.
     Liquidation Preference. In the event of a liquidation, dissolution or winding up of Alseres, before any payments are made to holders of Common Stock or any other class or series of Alseres’ capital stock ranking junior as to liquidation rights to the Series F Preferred Stock, the holders of the Series F Preferred Stock will be entitled to receive the greater of (i) $25.00 per share (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus any outstanding and unpaid dividends thereon and (ii) such amount per share as would have been payable had each share been converted into Common Stock. After such payment to the holders of Series F Preferred Stock and the holders of shares of any other series of Alseres’s preferred stock ranking senior to the Common Stock as to distributions upon liquidation, the remaining assets of Alseres will be distributed pro rata to the holders of Common Stock.

     Voting Rights. Each share of Series F Preferred Stock shall entitle its holder to a number of votes equal to the number of shares of Common Stock into which such share of Series F Preferred Stock is convertible.
     Conversion. Each share of Series F Preferred Stock is convertible at the option of the holder thereof at any time. Each share of Series F Preferred Stock is initially convertible into 25 shares of Common Stock, subject to adjustment in the event of certain dividends, stock splits or stock combinations affecting the Series F Preferred Stock or the Common Stock, and subject to adjustment on a weighted-average basis in the event of certain issuances by Alseres of securities for a price less than the then-current price at which the Series F Preferred Stock converts into Common Stock.
     Redemption. At any time after September 1, 2011, any holder of Series F Preferred Stock may elect to have some or all of such shares redeemed by Alseres at a price equal to the aggregate of (i) $25 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares)(the “Original Issue Price”), plus (ii) all declared but unpaid dividends thereon, plus (iii) an amount computed at a rate per annum of 7% of the Original Issue Price from March 19, 2009 until the redemption date.
     The foregoing description of the Certificate of Designations does not purport to be a complete description of all of the terms of such Certificate of Designations and is qualified in its entirety by reference to the Certificate of Designations, a copy of which is filed as Exhibit 4.1 hereto, and such Certificate of Designations is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
     See Exhibit Index attached hereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alseres Pharmaceuticals, Inc.
Date: March 25, 2009	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Designations, Rights and Preferences of Series F Convertible Preferred Stock

10.1	Securities Purchase Agreement, dated March 19, 2009, by and between the Company and Robert Gipson